Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-64609, 333-94933 and 333-86818) on Form S-8 and the Registration Statement (No. 333-146254) on Form S-3 of our report dated May 21, 2010, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Meade Instruments Corp. for the year ended February 28, 2010.
Moss Adams LLP
Irvine, California
May 21, 2010